Exhibit 99.1

WONHE MULTIMEDIA COMMERCE LIMITED ACN 607 288 755

1B/205-207 JOHSTON STREET FITZROY VIC 3065

PHONE: 03 9191 0135

1 September 2017

ASX Announcement

Sale of Beijing Loan Receivables

Wonhe Multimedia Commerce Limited (ASX: WMC) (“Company”) hereby announces that its wholly owned Chinese subsidiary, Shenzhen Wonhe Technology Co Ltd (Shenzhen Wonhe), has entered into an agreement with Beijing Qing Fu Asset Management Ltd, a Chinese company, for the sale and assignment of the loan receivables, totalling 175,755,641 RMB (AUD$34.4 million) (Loan Receivables), which was payable to Shenzhen Wonhe by Guangdong Kesheng Enterprise Co Ltd, a State-owned Enterprise Operation in China (Guangdong Kesheng) together with interest accruing at interest rate of 4.75% per annum from 1 December 2016 (Assignment Agreement).

The Loan Receivable constituted a debt owed to Shenzhen Wonhe by Guangdong Kesheng, pursuant to an agreement entered into on or around 1 December 2016, whereby Shenzhen Wonhe was entitled to be repaid all of its contributions to the wireless network project and to a pilot project in the Tongzhou District of Beijing under the “Wireless Network Coverage Project in Beijing Area” agreement as at 30 November 2016, together with interest accruing at interest rate of 4.75% per annum from 1 December 2016, as announced on 5 December 2016. The Loan Receivables were payable to Shenzhen Wonhe in three equal annual instalments with the first instalment due on 31 December 2017, and the second and third instalments due on 31 December 2018 and 31 December 2019 respectively.

Pursuant to the Assignment Agreement, ShenzhenWonhe will receive a total cash consideration of 119,513,836.21 RMB, in three instalments with 80% of the total consideration to be received within 10 days of signing the agreement and the remaining 20% balance to be received within 30 days after signing the agreement. The sale of the Loan Receivables therefore provides the Company and its subsidiaries with certainty of cash flow and additional liquidity for its present business needs and any future strategic opportunities.